March 1, 2007

Morgan Stanley & Co. Incorporated 1585 Broadway New York, New York 10036	LaSalle Bank National Association 135 S. LaSalle Street Chicago, Illinois 60603

Re:	Structured Asset Trust Unit Repackagings (“SATURNS”), Series 2007-1

Ladies and Gentlemen:

We have acted as special counsel to MS Structured Asset Corp. (the “Depositor”) and Morgan Stanley & Co. Incorporated (the “Underwriter”) (together, “Morgan Stanley”), in connection with the formation of Structured Asset Trust Unit Repackagings (“SATURNS”), Trust 2007-1 (the “Trust”), the issuance by the Trust of $54,500,000 principal amount of Callable Class A Units (the “Class A Units”) and $3,690,000 initial notional amortizing balance of Class B Units (the “Class B Units” and together with the Class A Units, the “Units”) and the offer and sale of the Class A Units by the Underwriter. The Class A Units are offered pursuant to a registration statement on Form S-3 (No. 333-101155). Such registration statement, as amended as of its most recent effective date determined pursuant to Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”), but excluding the documents incorporated by reference therein, is herein called the “Registration Statement;” the related prospectus dated May 31, 2006, as first filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act, but excluding the documents incorporated by reference therein, is herein called the “Base Prospectus;” the preliminary prospectus supplement dated February 14, 2007, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, but excluding the documents incorporated by reference therein, is herein called the “Preliminary Prospectus

Morgan Stanley & Co. Incorporated
LaSalle Bank National Association
March 1, 2007

Supplement;” and the related prospectus supplement dated February 28, 2007, as first filed with the Commission pursuant to Rule 424(b) under the Securities Act, but excluding the documents incorporated by reference therein, is herein called the “Final Prospectus Supplement.” The Base Prospectus and the Preliminary Prospectus Supplement, together with the free writing prospectus attached as Exhibit A, are herein called the “Pricing Prospectus,” and the Base Prospectus and the Final Prospectus Supplement together are herein called the “Final Prospectus.” This opinion letter is furnished pursuant to Section 4(c) of the Underwriting Agreement dated March 1, 2007 (the “Underwriting Agreement”) between the Depositor and the Underwriter. The Trust is organized under the laws of the State of New York, pursuant to the Trust Agreement, dated March 1, 2007 (the “Trust Agreement”), between LaSalle Bank National Association, as trustee (the “Trustee”) and the Depositor, which Trust Agreement, to the extent provided therein, incorporates by reference the Standard Terms referenced therein. The Underwriter is effecting the purchase and sale of the Units pursuant to the Underwriting Agreement. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed thereto in the Trust Agreement.

In arriving at the opinion expressed below, we have examined and relied on originals or copies of the following documents:

(a)	an executed copy of the Trust Agreement;
(b)	a form of the Units;
(c)	a form of the Warrants;
(d)	the Registration Statement and the documents incorporated by reference therein;
(e)	the Pricing Prospectus and the documents incorporated by reference therein;
(f)	the Final Prospectus and the documents incorporated by reference therein; and
(g)	the documents delivered to you by the Depositor at the closing.

In rendering the opinion expressed below, we have assumed, without independent investigation, that all such documents furnished to us are complete and authentic and that all such documents have been duly authorized, executed and delivered. We have further assumed that the respective parties thereto and all persons having obligations thereunder or making representations therein will act in all respects and at all relevant times in conformity with the requirements and provisions of such documents and all representations contained therein. In addition, we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below.

Morgan Stanley & Co. Incorporated
LaSalle Bank National Association
March 1, 2007

Based on the foregoing, we are of the opinion that the Trust will not constitute an association taxable as a corporation and should constitute a grantor trust, within the meaning of sections 671 through 679 of the Internal Revenue Code of 1986 (the “Code”).

The foregoing opinion is based on the Code and applicable regulations, rulings and judicial decisions, in each case as in effect on the date hereof, and this opinion may be affected by amendments to the Code or to the regulations thereunder or by subsequent judicial or administrative interpretations thereof. We express no opinion other than as to the federal income tax laws of the United States of America.

We are furnishing this opinion letter to the Underwriter, solely for its benefit in its capacity as the Underwriter in connection with the offering of the Units and LaSalle Bank National Association solely for its benefit in its capacity as Trustee and Warrant Agent in connection with the offering of the Units. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, except that this opinion letter may be relied upon by Standard & Poor’s Ratings Services and Moody’s Investors Service Inc. solely for their benefit in their capacity as rating agencies in connection with their initial rating of the Units.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:       /s/ James M. Peaslee
                     James M. Peaslee, a Partner